MONEESH K. BAKSHI
                            Counselor & Attorney at Law
                           135 North Street - 3rd Floor
                           Middletown, New York  10940
                                (914) 341-1124



                                March  14,  2000

Board of Directors
Wamex Holding, Inc.
3040 Nostrand Avenue
Marine Park, New York  11229

Gentlemen:

This opinion letter is submitted to you in conformance with Item 601 of Regulation S-B of the Securities and Exchange Commission with respect to the registration on Form S-8 (the "Registration Statement") by Wamex Holdings, Inc., a New York corporation (the "Company") of 285,000 shares of Common Stock, $.012 par value per share (the "Shares") to be issued to Vi Bui, Edward H. Burnbaum,
M. Richard Cutler, Brian A. Lebrecht, Magnus Tillerby and Prudential Overseas Company, Ltd.

We have examined the original, certified, confirmed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents. We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized for issue and that the Shares, when issued as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter in the Registration Statement to be filed with the Securities and Exchange Commission.

Respectfully,

/s/  Moneesh K. Bakshi

Moneesh K. Bakshi, Esq.